EXHIBIT 4
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                                OPTION AGREEMENT

         I, Peter S. Balise ("Grantor"), for consideration of one dollar, the receipt of which is hereby acknowledged, do hereby personally grant to D. Scott Plakon ("Holder"), the option to purchase up to 333,333 shares of restricted common stock of The Publishing Company of North America, Inc. (the "Corporation"), (the "Options"), in accordance with the following schedule of exercise prices:

            Date Option is Exercised                  Applicable Exercise Price
            ------------------------                  -------------------------

     November 2, 1998 to November 1, 2000                  $1.20 per share
     November 2, 2000 to November 1, 2001                  $1.30 per share
     November 2, 2001 to November 1, 2002                  $1.40 per share
     November 2, 2002 to November 1, 2003                  $1.50 per share
     November 2, 2003 to November 1, 2004                  $1.60 per share
     November 2, 2004 to November 1, 2005                  $1.70 per share
     November 2, 2005 to November 1, 2006                  $1.80 per share
     November 2, 2006 to November 1, 2007                  $1.90 per share
     November 2, 2007 to November 1, 2008                  $2.00 per share

         Each exercise must be in a block not less than 50,000 shares, and must be accompanied by: (1) an Exercise Statement, executed by Holder, stating the number of shares to be purchased and the applicable exercise price per share; and (2) full payment for the appropriate exercise amount or an executed promissory note, acceptable to the Grantor, accruing at 15% interest per annum, with monthly payments of interest only, secured by collateral acceptable to the Grantor, in the full amount of the purchase price. Grantor shall deliver to Holder, within 30 days of such exercise date, a stock certificate representing the number of shares purchased, which stock certificate shall constitute restricted securities governed by all applicable federal and state securities laws and shall contain a restrictive legend, subject to the effective date of the S-3 Registration Statement described below.

         Grantor shall, by November 3, 1999, cause a registration statement to be filed with the Securities and Exchange Commission on Form S-3, registering the 333,333 shares of PCNA common stock underlying the 333,333 options, which are the subject of this agreement.

         This options are not assignable or transferable (except as specifically provided herein or as agreed to in writing by the Grantor prior to the time of the transfer or assignment) and can only be exercised by Holder or, in the event of Holder's death, by the legal representatives of Holder's estate or Holder's legal heirs.

         This Option Agreement relates to the purchase by Grantor from Holder of 333,333 shares of the Corporation on November 3, 1998. Florida law shall govern any actions involving this agreement and any and all disputes will be settled via binding arbitration. The undersigned agree to the terms and conditions as contained herein.

         A signed facsimile copy of this agreement shall serve as an original.

/s/ Peter S. Balise                                       /s/ D. Scott Plakon
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Peter S. Balise                                           D. Scott Plakon